Exhibit 99.1

Investor Relations
712.732.4117

Meta Financial Group, Inc. ® Reports Results for First Quarter Fiscal 2012

Earnings rise to $3.1 million or 97 cents per share from $0.7 million or 23 cents in Q1 2011

Storm Lake, Iowa – February 14, 2012, Meta Financial Group, Inc. ® (MFG, the “Company”)

Highlights for the fiscal 2012 first quarter ended December 31, 2011 and recent news

•
Meta Financial Group 2012 fiscal first quarter earnings were $3.1 million versus $0.7 million in last year’s first fiscal quarter.  The prior year period included a $1.5 million charge for impaired goodwill while the current year quarter reports lower interest expense, improved non-interest income, and reduced operating expenses.

•	The Meta Payment Systems (“MPS”) segment reported net income of $1.9 million, up 22% from the 2011 fiscal quarter.

•
The Traditional Bank (“Retail Bank”) segment reported net income of $1.3 million, substantially improved from a net loss of $0.7 million in the comparable 2011 quarter which included the goodwill charge.

•	Non-performing assets were 1.06% of total assets compared to 1.24% at September 30, 2011, with continuing favorable comparison to industry averages of almost 3.0%.

•	First quarter average deposits increased by $151 million, or 17%, from the prior year quarter.

•	Tangible book value per common share increased by 4.5% from September 30, 2011 to $26.32 per share at December 31, 2011.

•	The previously disclosed stockholder class action has tentatively been settled, pending court approval, for no additional costs to the Company.

•
FISCAL SECOND QUARTER - A sale of $299 million of Ginnie Mae (GNMA) securities completed in the fiscal second quarter resulted in a gain of $11.5 million.  The resulting after-tax gain of $7.2 million will be included in 2012 fiscal second quarter earnings.  The gain will incrementally increase both MetaBank’s Tier 1 core capital ratio by approximately 50 basis points and tangible book value by approximately $2.26 per share, or 8.6%.

Meta Financial Group (NASDAQ: CASH – NEWS) reported net income for the 2012 fiscal first quarter of $3.1 million, or 97 cents per diluted share, compared to earnings of $0.7 million, or 23 cents per diluted share, for the prior year period.

Chairman, President and Chief Executive Officer J. Tyler Haahr commented, “We are pleased to begin fiscal 2012 with continued profitability for both our Traditional Retail Bank and Meta Payment Systems segments, well ahead of the pace set last year, which was our second most profitable year.  We also believe that our recent second fiscal quarter strategic sale of Ginnie Mae mortgage-backed securities was timely given our view that these securities were overvalued relative to other investment alternatives such as Fannie Mae mortgage-backed securities. The gain also strengthens our capital position in support of current and anticipated growth.  We continue to make a number of internal initiatives a high priority so that we may meet and then exceed previously reported regulatory expectations.  Given the strong first quarter start (along with our recent sale of Ginnie Mae securities), we have a positive view of our earnings prospects for fiscal 2012.”

Summary Financial Data *	Three Months Ended
	12/31/11	9/30/11	12/31/10
Net interest income – millions	$8.6	$8.8	$8.3
Non-interest income – millions	15.7	14.0	15.3

Net income – millions	3.1	2.2	0.7
Diluted earnings per share	0.97	0.70	0.23

Net interest margin	3.02%	3.30%	3.31%
Non-performing assets - % of total assets	1.06%	1.24%	1.04%
*  See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue
Total revenue (interest income plus non-interest income) for the 2012 first quarter was $25.3 million compared to $24.9 million for the same quarter last year.  The revenue increase in this quarter was driven by an increase in gain on sale of securities of $0.5 million.

Net Interest Income
Net interest income for the fiscal 2012 first quarter was $8.6 million, up $0.4 million, or 4%, from the same quarter last year.  Net interest margin decreased from 3.31% in the 2011 first quarter to 3.02% with interest earning assets increasing in the current year period.  Overall, asset yields declined by 49 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (“MBS”).  MBS comprised 57% of average interest earning assets compared to 48% one year ago.

Overall, cost of funds for all deposits and borrowings decreased by 20 basis points to 0.35% during the 2012 first quarter from 0.55% in the 2011 first quarter.  As of December 31, 2011, low- and no-cost checking deposits represented 90% of total deposits compared to 87% one year earlier.  This increase resulted primarily due to growth in non-interest bearing deposits from existing MPS programs as compared to the year earlier.

The Company’s average interest-earning assets for the 2012 first quarter grew by $147.5 million, or 15%, to $1.14 billion, up from $991.8 million during the same quarter last year.  This gain primarily reflects the increase in the securities portfolio as the Company’s average loan portfolio balance decreased by $39.7 million.

The Company’s average total deposits and interest-bearing liabilities for the 2012 first quarter increased $142.5 million, or 15%, to $1.10 billion from $961.6 million for the same quarter last year.  This increase was generated primarily from an increase in MPS non-interest bearing deposits.

Non-Interest Income
2012 first quarter non-interest income of $15.7 million increased $0.4 million, or 3%, from the same quarter in 2011.  This increase was primarily due to an increase in gain on sale of securities of $0.5 million.

Non-Interest Expense
Non-interest expense decreased $2.8 million, or 13%, to $18.8 million for the 2012 first quarter as compared to $21.6 million for the same period in fiscal 2011.  Compensation expense was $7.2 million for the 2012 first quarter, $0.6 million, or 8%, lower than the same period in 2011.  Overall staffing is 3% lower than December 2010 due to the on-going focus to further streamline operations at both the Retail Bank and MPS.  In addition, intangible asset expense was down $1.6 million and other expense was down $0.6 million from the same period in 2011.

Credit Quality
Non-performing assets at December 31, 2011 were $14.4 million, down $1.5 million and representing 1.06% of total assets, compared to $15.9 million and 1.24% at September 30, 2011. There were no non-performing assets within the MPS segment at December 31, 2011.  Retail Bank non-performing loans totaled $10.5 million at December 31, 2011, representing 3.3% of total loans, compared to $13.2 million, or 4.1% of total loans at September 30, 2011.  The majority of this decrease from September 30, 2011 relates to one commercial loan relationship totaling $2.8 million, which was partially charged off, with the remaining $1.7 million being transferred to foreclosed real estate and repossessed assets at December 31, 2011.

Foreclosed real estate and repossessed assets increased to $4.0 million as compared to $2.7 million at September 30, 2011 primarily due to previously mentioned foreclosure and transfer of a $1.7 million commercial and multi-family real estate loan relationship.  This increase was partially offset by the write-down and sale of foreclosed real estate and repossessed assets.  The Company expects a $2.0 million bank-owned property to be resolved within 60 days with no loss.

Loans
Total loans, net of allowance for loan losses, increased $3.4 million, or 1.1%, to $317.8 million at December 31, 2011 as compared to September 30, 2011.  This increase primarily relates to higher residential mortgage loans of $3.4 million and $2.3 million in additional MPS consumer loans, offset by a decline in commercial operating loans of $2.3 million.

In addition, the allowance for loan losses decreased $0.3 million to $4.6 million, or 1.42% of all loans, at December 31, 2011 compared to September 30, 2011, with $4.9 million, or 1.54% of total loans.  The decrease related, in part, to the aforementioned partially charged-off loan.

Investments
Recently, after the first fiscal quarter, the Company executed a strategic sale of approximately $299 million of its mortgage-backed securities.  The securities sold comprised the entire MetaBank portfolio of Ginnie Mae securities which, as a point of reference, were about 43% of the bank’s MBS portfolio at December 31, 2011.  The sale resulted in the recognition of an $11.5 million gain ($7.2 million after taxes).  The resulting addition to MetaBank’s capital will help to support current and expected future growth.  The Company believes it was an opportune time to realize the high value of Ginnie Mae securities given market conditions relative to Fannie Mae and Freddie Mac MBS.  The Company immediately replaced the sold securities with Fannie Mae securities of similar average lives.  The transaction will result in an approximate $0.5 million decline in fiscal 2012 interest income with smaller declines in interest income expected in fiscal 2013 and beyond.  The Company believes the resulting MBS portfolio will continue to carry substantially the same interest rate risk profile.  Even after the sale, the Company maintains a significant unrealized gain in its MBS portfolio.

Deposits and Other Liabilities
Total average MPS-generated deposits were up $99.8 million, or 13%, at December 31, 2011, as compared to September 30, 2011.  This increase results mostly from growth in existing core prepaid card programs.  Retail Bank average checking balances were up $3.2 million, or 6%, in December 2011, as compared to one year ago.  The Company decreased its short term advances and other borrowings by $0.6 million during the three months ended December 31, 2011.

Business Segment Performance
Meta Payment Systems
For the 2012 first quarter, MPS recorded net income of $1.9 million, or 61 cents per diluted share, as compared to net income of $1.6 million, or 51 cents per diluted share, for the same period last year.  MPS 2012 first quarter revenue was relatively flat when comparing fiscal 2011 to fiscal 2012.  A strategic decision to terminate certain third party programs resulted in the loss of corresponding revenue in favor of lower risk and greater cost efficiency.  The net result of this was improved net income for the 2012 fiscal quarter.

The average internal net interest yield MPS received for its deposits was 1.54% in 2011 and 1.33% in the 2012 period.  The decrease was due to the lower interest rate environment.

2012 first quarter non-interest expenses improved by $0.5 million, or 4%, primarily from a reduction in compensation and benefits expense of $0.4 million.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $1.3 million, or 40 cents per diluted share, for the first quarter of fiscal year 2012, compared to a net loss of $0.7 million, or 22 cents per diluted share in 2011.

2012 first quarter results were impacted by a decrease in non-interest expense of $2.2 million (the fiscal 2011 first quarter included a charge of $1.5 million for goodwill impairment), an increase in net interest income of $0.2 million, and an increase in noninterest income of $0.5 million, which were partially offset by an increase in provision for loan losses of $0.7 million.

Other Matters
The securities litigation, first commenced in October 2010 and later awarded class status, was tentatively settled during mediation that was conducted in December 2011, as previously reported. A definitive settlement agreement has now been presented to the court for its review.  Assuming the court and the class approve the settlement and further assuming the Company’s insurance pays the settlement amount as expected, no additional material costs are anticipated.

Capital Ratios
At December 31, 2011, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 6.2% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 18.6% compared to the requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 17.6% compared to the requirement of 6.0%.  Importantly, MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 7.0%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank” or “MetaBank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission (the “SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems ("MPS), a division of the Bank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our new regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving  MPS; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition
(Dollars In Thousands)

	December 31, 2011	September 30, 2011
Assets
Cash and cash equivalents	$156,882	$276,893
Investments and mortgage-backed securities	812,806	619,248
Loans receivable, net	317,804	314,410
Other assets	71,713	64,930
Total assets	$1,359,205	$1,275,481

Liabilities
Deposits	$1,224,796	$1,141,620
Other borrowings	28,761	29,365
Other liabilities	20,090	23,919
Total liabilities	1,273,647	1,194,904

Stockholders' equity	85,558	80,577
Total liabilities and stockholders' equity	$1,359,205	$1,275,481

Consolidated Statements of Income

	For the 3 Months
	Ended December 31:
(Dollars In Thousands, Except Share and Per Share Data)	2011	2010

Interest income	$9,615	$9,620
Interest expense	977	1,342
Net interest income	8,638	8,278
Provision for loan losses	699	(28)

Net interest income after provision for loan losses	7,939	8,306
Non-interest income	15,682	15,306
Non-interest expense	18,791	21,618

Income before income tax expense	4,830	1,994
Income tax expense	1,739	1,273

Net income	$3,091	$721

Earnings per common share
Basic	$0.97	$0.23
Diluted	$0.97	$0.23

Selected Financial Information

For the Three Months Ended December 31,	2011	2010

Return on average assets	1.03%	0.27%
Return on average equity	15.32%	2.88%
Average shares outstanding for diluted earnings per share	3,180,631	3,110,231

At Period Ended:	December 31, 2011	September 30, 2011

Equity to total assets	6.29%	6.32%
Book value per common share outstanding	$26.81	$25.61
Tangible book value per common share outstanding	$26.32	$25.19
Common shares outstanding	3,191,265	3,146,867
Non-performing assets to total assets	1.06%	1.24%